Exhibit 4.5

Agency Operation Service Contract

Party A: Beijing Baosheng Network Technology Co., Ltd.

Taxpayer Identification Number:91110107MA0213UU9F

Legal Representative: Sheng Gong

Contact Number:

Party B: Beijing Maiyou Hudong Technology Co., Ltd.

Taxpayer Identification Number:91110114MA01CAMY9R

Legal Representative: Xing Qiao

Contact Number:

Pursuant to the Civil Code of the People’s Republic of China and relevant laws and regulations, adhering to the principles of equality, mutual benefit, honesty, and trustworthiness, Party A and Party B enter into this Contract regarding Party B’s provision of operational services for channel account optimization to Party A, and agree as follows:

Article 1 Service Content and Term

1.1 Party A (including Party A’s clients, the same below) has established information service channel accounts on media platforms. Party A designates Party B as the optimization service provider for its channel accounts. Party B shall perform optimization management on accounts of channels designated by Party A, including but not limited to Alibaba, Baidu, and Tencent (hereinafter referred to as ‘Channel Accounts’), to enhance the effectiveness of Party A’s promotions and publicity.

1.2 The service term shall commence on March 1, 2025, and terminate on February 28, 2027.

Article 2: Costs and Payment

2.1 Billing Method for Information Service Fees:

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Service Fee Amount: For the services provided by Party B, Party A shall pay Party B service fees as follows:

Media Client Service Fee Ratio: 2%

Settlement Base: Consumption within the account

Service Fee Amount = Settlement Base * Service Fee Ratio

2.2	Settlement Time:

The parties agree that each calendar month shall be a data verification cycle. After the end of each cycle, the parties shall verify the consumption data for the previous month within 5 business days. Within 5 business days after both parties confirm the verification is correct, Party B shall issue a special VAT invoice (with the invoice content as: Information Service Fee) to Party A. Party A shall pay the information service fee to Party B’s bank account within 5 business days after receiving Party B’s invoice. If Party B delays in providing the invoice, Party A has the right to suspend payment without constituting a breach of contract.

2.3 Party A shall pay the information service fee to the following bank account designated by Party B:

➢	Account Name: Beijing Maiyou Hudong Technology Co., Ltd.

Bank: China Construction Bank Corporation, Beijing Anju Road Sub-branch

Account:[**]

Article 3 Invoice

3.1 Based on the settlement amount, Party B shall issue a special VAT invoice (with the invoice content as: Information Service Fee).

3.2 Party A’s invoicing information is as follows:

Full Company Name: Beijing Baosheng Network Technology Co., Ltd.

Taxpayer Identification Number:91110107MA0213UU9F

Address: Room 4126010-82088021, 4th Floor, Building 4, Yard 49, Badachu Road, Shijingshan District, Beijing

Bank and Account Number: [**]

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Article 4 Party A’s Rights and Obligations

4.1 Party A ensures that the promotional materials, statements, images, videos, and other materials (if any) of the products provided to Party B under this Contract are true and lawful.

4.2 Party A has the right to supervise and assess Party B’s performance of optimization services. If Party B’s performance of its obligations does not conform to the terms of this Contract, Party A has the right to demand that Party B rectify the situation.

4.3 Party A shall arrange and complete account top-ups on its own; Party B is not responsible for account top-up tasks.

4.4 Party A may decide to terminate this Contract early based on client needs and the effectiveness of Party B’s account optimization management. Fees shall be settled based on actual amounts incurred, and neither party shall bear liability for breach of contract.

Article 5 Party B’s Rights and Obligations

5.1 If Party A is required to provide promotional delivery materials, Party B has the right to review the relevant materials from a technical specification perspective. Party B shall notify Party A to modify content that is clearly not in compliance with legal requirements.

5.2 During the course of cooperation and service, Party B shall not disclose Party A’s promotion data to any third party without Party A’s written consent.

5.3 If Party B discovers in the channels any instance where others are suspected of infringing upon the reputation rights, trademark rights, copyrights, or any other legal rights and interests of Party A or Party A’s affiliated companies, Party B shall promptly stop such activity, inform Party A, and cooperate with Party A in taking remedial action.

5.4 When providing optimization services, if there is a need to shoot short videos or other promotional materials, Party B shall be responsible for providing them, and the related costs are included in the information service fee; Party A shall not pay separately. Concurrently, Party B shall ensure that any materials and items such as videos and photos provided by Party B do not infringe upon the legal rights and interests of any third party.

5.5 Party B shall not, on its own or by authorizing any other third party, engage in any infringing acts such as modifying, updating, conducting secondary development on, cracking, compiling, or reverse engineering Party A’s products.

5.7 Party B ensures that during the term of the agreement, it will not unilaterally use any products, account funds, materials, or accounts of Party A or Party A’s clients for matters unrelated to the agency operation services.

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Article 6 Intellectual Property and Confidentiality Agreement

6.1 Both parties warrant that any materials provided by either party to the other party will not infringe upon the intellectual property rights or legal rights and interests of any other person; otherwise, all liability shall be borne solely by the providing party.

6.2 Both parties warrant that any business information of the other party that either party obtains or becomes aware of during the process of signing and performing this Contract, including but not limited to: business strategies, client information, pricing information, promotion plans, software, programs, passwords, trade names, technology, licenses, patents, trademarks, technical knowledge, etc., constitutes trade secrets. During the term of the Contract and for a period of 2 years after its rescission or termination, neither party shall use or disclose the other party’s trade secrets to any third party.

6.3 Under this Contract, the intellectual property rights in the advertising content and creatives completed by Party B for the purpose of performing its obligations under this Contract shall belong to Party B. Without Party B’s written consent, Party A shall not disclose or use them without authorization.

Article 7: Liability for Breach

7.1 If either party violates the obligations stipulated in this Contract, causing losses to the other party, the breaching party shall bear liability for compensation. If the breach renders the continued performance of this Contract impossible, the non-breaching party has the right to terminate this Contract early and pursue the breaching party’s liability for breach of contract.

7.2 If Party A is penalized by the media or by Party A’s clients (including but not limited to cash deductions, rebate deductions, etc.) due to reasons attributable to Party B, Party B shall, within 3 business days from the date of receiving Party A’s notice, make a one-time payment in cash to the bank account designated by Party A.

7.3 In the event of a breach by Party B, Party A has the right to unilaterally terminate this Contract. Party B shall refund all fees already collected and shall bear all costs incurred by Party A for rights protection (including but not limited to: travel expenses, notary fees, appraisal fees, audit fees, attorney’s fees, litigation costs, and all other reasonable expenses).

Article 8: Force Majeure

8.1 Force majeure refers to unforeseeable, unavoidable, and insurmountable circumstances encountered by a party that hinder, affect, or delay the other party’s performance of all or part of its obligations under the contract.

8.3 After a force majeure event occurs, the party affected by the force majeure shall take necessary and reasonable measures to reduce the obstacles and adverse effects that the force majeure event may cause to the performance of this Contract.

8.4 If the performance of this Contract is partially or completely prevented or delayed due to force majeure, Party A and Party B shall be partially or fully exempted from liability for breach of contract based on the impact of the force majeure.

Article 9 Dispute Resolution

The formation, performance, interpretation, and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China. Any dispute arising between Party A and Party B concerning the signing and performance of this Contract shall be resolved through friendly

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negotiation. If negotiation fails, either party may submit the dispute to the People’s Court located in Party A’s domicile (the contact place stipulated in this Agreement) for litigation.

Article 10: Notices and Service

Any notices, correspondence, or materials between Party A and Party B shall be communicated via designated email using the contacts specified in this Contract. If either party changes its address, contact person, phone number, or email address, it shall notify the other party in writing prior to such change.

Article 11 Miscellaneous

This Contract is executed in duplicate, with each party holding one copy. The Contract shall take effect on the date it is sealed by both parties.

Party A: Beijing Baosheng Network Technology Co., Ltd.

Date: March 1, 2025

Beijing Baosheng Network Technology Co., Ltd. - Contract Seal (Seal)

Party B: Beijing Maiyou Hudong Technology Co., Ltd.

Date: March 1, 2025

Beijing Maiyou Hudong Technology Co., Ltd. - Contract Seal (Seal)

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